Exhibit 99.1

FINAL VERSION

CVSL INC. REPORTS FIRST QUARTER RESULTS

Pro Forma Revenue Increased By 20.0% after Taking Into Account the Results of Our Kleeneze Transaction

For Immediate Release

Dallas, TX (May 11, 2015) – CVSL Inc. (NYSE MKT: CVSL) (“CVSL” or the “Company”), a growing portfolio of direct-to-consumer companies, today reported financial results for the first quarter of 2015 ended March 31, 2015.

This press release presents revenue on a reported and pro forma basis. Management believes that, because CVSL is in the early stage of executing its strategy of scaling up the business through acquisitions, the pro forma figure allows for better comparisons with historical results. For the first quarter of 2015, reported revenue includes virtually no results from Kleeneze, a UK-based direct-to-consumer company, which CVSL acquired at the end of the quarter, on March 25, 2015. Pro forma revenue is calculated assuming that CVSL had acquired Kleeneze on January 1, 2015.

First Quarter 2015 Financial Highlights

•	Pro forma revenue grew 20.0%
•	Reported revenue declined 27.9%
•	Gross margin improved to 60.6% from 51.3%
•	Reported net loss attributable to common stockholders increased to $4.9 million from $3.1 million
•	Total assets increased by $25.9 million to $83.3 million, including the assets of Kleeneze at March 31, 2015
•	Total cash items, including cash and equivalents, marketable securities, restricted cash and cash held as security deposit, totaled $22.7 million

Management Commentary

“Our reported results were in line with the Company’s expectations, said John Rochon Jr., CVSL’s vice chairman and chief financial officer. “Reported revenue was primarily influenced by the ongoing turnaround process at The Longaberger Company. One of our strategies at Longaberger is to get away from excessive discounting, which we believe weakens the brand and ultimately hurts the income of our sales force. Another is to stop the company’s ill-conceived strategy of competing with its own sales force by selling at a discount through outlet mall stores. While these actions have a negative short term effect on revenue, we believe they make the company healthier and more appealing as an earning opportunity in the long run. The West Coast dockworkers’ strike also caused some disruption at Longaberger this quarter, but now we have products flowing more quickly through the supply chain and we’ve reduced back orders.

“Turning around The Longaberger Company is the largest factor in these reported results,” Mr. Rochon added. “At Longaberger, we spent the first two years solving fundamental problems that we inherited. We had to focus on reducing bloated SG&A costs and paying off bank debt to bring Longaberger out of danger. Now we’ve begun turning our attention to stabilizing the revenue line.

“Our reported revenue was also negatively impacted this quarter by political unrest in two of Agel’s largest markets, Ukraine and Russia, as well as by the unfavorable effect of a strong U.S. dollar versus certain international currencies, such as the Euro.

“A success story of the quarter has been Your Inspiration At Home. That company’s revenue is on a run rate to exceed $15.6 million this year, which is remarkable growth for a company that joined CVSL less than two years ago with annual revenue at that time of only about $1.3 million.”

Concluded Mr. Rochon, “Our strategy is to buy companies at favorable prices, apply our expertise to fix them and increase free cash flow, and scale up our portfolio with acquisitions. We’re proud of what we’ve accomplished in a short time. Barely two years since making our first acquisition in this sector we’ve acquired eight companies, uplisted to the NYSE and paid down bank debt. We’re climbing up the ranks of the top 100 direct selling companies as reported by Direct Selling News and we are now one of the fastest growing direct-to-consumer companies in the world. We did all of this while spending, on average, about ten cents on the revenue dollar to acquire our first eight companies. Even when you factor in the acquisition expenses we incurred we’re still bringing these companies into CVSL at a tremendous value.”

First Quarter Financial Review

For the quarter ending March 31, 2015, reported revenue was $19.2 million compared to $26.7 million in the first quarter a year ago. Revenue on a pro forma basis, including the revenue of CVSL’s most recently-acquired company, Kleeneze, was $32.0 million in the first quarter, representing a 20.0% increase over the first quarter a year ago.

Program costs and discounts were $2.2 million in the first quarter of 2015, versus $5.0 million in the prior year period. Net revenues were $17.1 million in the first quarter of 2015, versus $21.7 million in the prior year period. Cost of sales were $5.4 million in the first quarter of 2015, versus $8.0 million in the prior year period. The gross profit in the first quarter of 2015 increased to 60.6% as a percentage of revenue, compared to 51.3% a year ago.

Commissions and incentives were $5.9 million in the first quarter of 2015, versus $7.0 million in the prior year period. Selling, general and administration costs remained flat at $9.4 million in the first quarter of 2015 compared to the same amount a year ago.

The Company realized an operating loss of $4.2 million in the first quarter of 2015, versus an operating loss of $2.7 million in the prior year’s period.

The net loss for the quarter ending March 31, 2015 was $4.9 million, compared to a loss of $3.1 million in the same quarter last year.

Conference Call

Management will host a conference call to discuss the operating and financial results and take investor questions at 9:00am ET on Tuesday, May 12, 2015. To participate in the conference call, please dial 1-888-317-6003 approximately 10 minutes prior to the call. International callers should dial 1-412-317-6061. Please reference conference ID # 3942759.

A live webcast of the conference call will be available at http://public.viavid.com/index.php?id=114584 Please access the website 15 minutes prior to the start of the call to download and install any necessary audio software. A webcast replay of the conference call will be available in the investor relations section of the Company’s website following the call.

Use of Non-GAAP Financial Information

In addition to our U.S. GAAP results, this press release also includes disclosure on pro forma financials that include the performance of our Kleeneze acquisition over the entire period ended March 31, 2015 as if we had completed the acquisition at the beginning of the period. The Company believes these pro forma results are the most accurate way to view our financial performance given our strategy of additional acquisitions. Pro forma performance is a key measure used by management to evaluate the Company’s results and make strategic decisions about the Company, including potential acquisitions. Management believes this measure is useful to investors because it is an indicator of operational performance including all currently-owned subsidiaries for the entire period.

Pursuant to the requirements of Regulation G, we have provided the pro forma financial statements for the period ended March 31, 2015 as an exhibit to this press release.

Pro forma Consolidated Statement of Operations for the quarter ended March 31, 2015.

The following summary presents the pro forma results of operations for the current year up to the date of March 31, 2015 as though the companies had combined at the beginning of the reported period.

			Pro Forma		Pro Forma
	CVSL	Kleeneze	Adjustments	Note	CVSL
Revenue	18,850	13,181	-		32,031
Program costs and discounts	(2,161)	-	-		(2,161)
Net revenue	16,689	13,181	-		29,870
Costs of sales	5,215	5,250	-		10,465
Gross profit	11,474	7,931	-		19,405
Commissions and incentives	5,714	5,063	-		10,777
Gain on sale of assets	(43)	-	-		(43)
Selling, general and administrative	9,141	3,430	-		12,571
Amortization and depreciation	618	-	-		618
Operating loss	(3,956)	(562)	-		(4,518)
Loss on marketable securities	7	-	-		7
Interest expense, net	597	(106)	-		491
Loss from continuing operations before income tax provision	(4,560)	(456)	-		(5,016)
Income tax provision	191	4	-		195
Loss before extraordinary item	(4,751)	(460)	-		(5,211)
Extraordinary item, net of tax	-	33,638	(33,638)	A	-
Net loss	(4,751)	(34,098)	33,638		(5,211)
Net loss attributable to non-controlling interest	(166)	-	-		(166)
Net loss attributable to common stockholders	(4,585)	(34,098)	33,638		(5,045)

Basic and diluted loss per share:
Weighted average common shares outstanding	29,668,069	29,668,069	29,668,069		29,668,069
Gain (loss) per common share attributable to common stockholders	(0.15)	(1.15)	1.13		(0.17)

Notes to Pro Forma Unaudited Condensed Consolidated Financial Statement

A Losses were incurred as a result of the write down of intercompany receivables that were forgiven prior to and in accordance with the transaction. As these losses were direct and one-time events related specifically to the acquisition, we have excluded these items from the pro forma income statement shown below.

About CVSL INC.

CVSL is a growing federation of direct-to-consumer companies. Within CVSL, each company retains its own separate brand identity, sales force and compensation plan. CVSL companies currently include The Longaberger Company, a 42-year old maker of hand-crafted baskets and other home decor items; Your Inspiration At Home, an award-winning maker of hand-crafted spices and other gourmet food items from around the world; Tomboy Tools, a direct seller of tools designed for women as well as home security systems; Agel Enterprises, a global seller of nutritional products in gel form as well as a skin care line, operating in 40 countries; Paperly, which offers a line of custom stationery and other personalized products; My Secret Kitchen, a U.K.-based seller of gourmet food products; Uppercase Living, which offers an extensive line of customizable vinyl expressions for display on walls in the home; and Kleeneze, a UK-based seller of cleaning, health, beauty, home, outdoor and a variety of other products. CVSL also includes Happenings, a lifestyle publication and marketing company.

Cautionary Note Regarding Forward-Looking Statements:

This press release contains forward-looking statements that involve risks and uncertainties. All statements other than statements of historical fact contained in this press release are forward-looking statements. We have attempted to identify forward-looking statements by terminology including “anticipate,” “believe,” “can,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” or “will” or the negative of these terms or other comparable terminology. Although we do not make forward-looking statements unless we believe we have a reasonable basis for doing so, we cannot guarantee their accuracy. These statements include statements regarding CVSL’s continued growth, the impact of the changes at Longaberger, and indications to be derived from pro forma numbers. These statements are subject to a number of risks and uncertainties, as to CVSL’s ability to continue making acquisitions and CVSL’s ability to turn around Longaberger and other risks outlined under “Risk Factors” in CVSL’s Annual Report on Form 10-K/A for its fiscal year ended December 31, 2014 and those risks discussed in other documents we file with the Securities and Exchange Commission, which may cause our actual results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements to differ materially from expectations.  Except as required by law, we undertake no obligation to update or revise publicly any of the forward-looking statements after the date of this press release to conform our statements to actual results or changed expectations.

Company Contact:	Investor Relations Contact:
Russell Mack	Ed McGregor/Jody Burfening
Executive Vice President	LHA
rmack@cvsl.us.com	(212) 838-3777
emcgregor@lhai.com